Exhibit 10.29

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[*]”.

Kindred Biosciences, Inc.
1555 Bayshore Highway, Suite 200
Burlingame, CA 94010
Attn: Richard Chin, MD, Chief Executive Officer
                                    December 11, 2020

Re:    License Agreement

Dear Dr. Chin,
Elanco US Inc. (“Elanco”) is pleased to enter into this letter agreement (“Letter Agreement”) providing for Elanco, or a current or future affiliate of Elanco, to receive an exclusive license from Kindred Biosciences Inc. (“KindredBio” and together with Elanco, the each a “Party” and collectively, the “Parties”) to the Technology (defined below)) pursuant to the terms described in this Letter Agreement and additional terms, more fully described and typically provided in a license, development and commercialization relationship, in the Final License Agreement (defined below) (collectively, this Letter Agreement and the Final License Agreement are referred to as the “License Agreement”). The Parties hereby agree as follows:
1.Exclusive License Agreement Terms. Upon the execution of this Letter Agreement, KindredBio hereby grants to Elanco an exclusive (even as to KindredBio, other than for development and manufacturing activities, as provided below) license to all patents, pending patent applications, formulations, proprietary processes and methods, know-how and other intellectual property rights owned, licensed or controlled by KindredBio as of the date of this Letter Agreement or at any time during the term of the License Agreement, that are related to the Technology or the use, manufacture, development, sale and offer for sale of the Product and other products or services that embody or are based on or otherwise use the Technology (the “Licensed IP”) for all purposes in the Field in the Territory on the following terms:
a.Territory: Worldwide.
b.Field: The field of animal health, including but not limited to related systems or processes, amelioration, control, prevention, prophylaxis and/or treatments of any animal disease or sign(s) or symptom(s) related to such disease.
c.Right of Sublicense: Elanco shall have the right to sublicense the Licensed IP.
d.Consideration: As consideration for the grant of the license(s), Elanco shall pay KindredBio as outlined in Exhibit A. General payment terms will be [*] days.

e.Net Sales: Net Sales for the purposes of determining royalty and milestone payments under the License Agreement, shall be calculated according to Elanco’s then current definition of Net Sales under U.S. generally accepted accounting principles (“U.S. GAAP”). A sample of the current definition of Net Sales is attached in Exhibit B.

f.Development: As between the parties, KindredBio shall be responsible for development, regulatory submissions and registrations in the United states related to the Product and shall assist Elanco in developing formulations incorporating the Technology. Elanco shall be responsible for the development regulatory submissions and registrations of the Product in countries outside of the United States. Elanco will exercise Commercially Reasonable Efforts to develop the product for use outside the U.S.

g.Development Fee Abatement: KindredBio shall pay all of its costs for development under this agreement, and Elanco shall pay the costs of development for Product outside of the U.S., including the costs clinical trial materials for development of Product.

h.Manufacturing: KindredBio shall be responsible for manufacturing of the global Product requirements at the transfer price (“Transfer Price”) as follows:

i.[*] up to a maximum of $[*] per [*] ml vial with at least [*] mg per ml[*]
ii.[*] up to a maximum of $[*] per [*] ml vial with at least [*] mg per ml [*]
iii.[*] up to a maximum of $[*] per [*] ml vial with at least [*] mg per ml [*]
[*]
KindredBio further agrees to use Elanco technology platforms, media packages or processes, as requested by Elanco, where these are superior in quality or price. KindredBio acknowledges that it may gain access to certain formulations, proprietary processes and methods, know-how and other intellectual property (including the aforementioned) in connection with the development and manufacturing of the Products and agrees not to use the same except to fulfill its obligations under the License Agreement.

[*]

Elanco shall provide a non-binding [*] ([*]) months forecast on a rolling forward basis. Elanco shall order Product [*] ([*]) months in advance, [*].

i.Representations and Warranties: The License Agreement shall contain standard representations and warranties regarding the Licensed IP and standard obligations of a licensee for the development and commercialization.

j.Ownership of New Intellectual Property Rights: KindredBio shall retain ownership of Licensed IP, including knowhow and any licensed materials. Ownership of any new developments shall be assigned in accordance with US

Patent Laws, and the terms of the Final License Agreement; provided, that newly developed IP shall be owned by the party that has conceived, discovered, developed or otherwise made by or on behalf of such Party.  Where both Parties have conceived, discovered, developed or otherwise made the new IP, such shall be jointly owned by the Parties.

k.Product: Any product that includes KIND-030 [*] (collectively, the “Products”).

l.Anti-Stacking: In the event that Elanco, in good faith and acting reasonably, determines that it is necessary to pay royalties to unaffiliated third parties for intellectual property rights required to develop or commercialize the Licensed IP, Elanco shall be entitled to credit [*]% the total amounts paid to such unaffiliated third parties against unpaid amounts owed to KindredBio for the respective calendar quarter; provided, however, in no circumstance shall the royalties owed to KindredBio be reduced by more than [*]%.

m.Patent Prosecution and Maintenance: Promptly following the execution of this Letter Agreement, KindredBio shall provide a list of all patents and patent applications included in the Licensed IP to Elanco. Upon written notice from Elanco, Elanco shall have the right to take over, be responsible for, and control all patent preparation, filing, prosecution, and maintenance for patents and patent applications within the Licensed IP or directed to inventions within the Licensed IP. Until Elanco expressly assumes such responsibility, KindredBio shall continue to prosecute, maintain and enforce all patents and pending patent applications included in the Licensed IP and shall keep Elanco fully informed of all such matters and give due consideration to any input or suggestions of Elanco. Elanco shall have the first right to defend the patents and other intellectual property rights included in the Licensed IP. KindredBio shall, at its own expense, cooperate with Elanco. Each Party shall bear the cost of prosecuting, maintaining, and defending related to its own Licensed IP and share the cost of jointly owned Licensed IP. To the extent Elanco has assumed responsibility for patent preparation, prosecution, maintenance and enforcement, Elanco shall (i) use diligent and commercially reasonable efforts, keeping KindredBio fully informed of all such matters and give due consideration to any input and suggestions of KindredBio and not make any settlements without KindredBio’s prior approval and (ii) bear the cost of prosecuting, maintaining and defending such Licensed IP.

n.Licensed IP Enforcement: Elanco shall have the first right to enforce the Licensed IP against third party infringers and against claims that its practice of the Licensed IP is infringing the intellectual property rights of any third party. If Elanco does not exercise its right to enforce, then KindredBio shall have the right to enforce the Licensed IP. Each Party shall bear the costs of its enforcement. Each Party shall, at its own expense, cooperate with the other Party in such enforcement action. If any such claims that Elanco’s practice of the Licensed IP infringe a third party’s intellectual property rights relate to activities that KindredBio knows (or should have known, following due inquiry) would or would be likely to infringe such intellectual property rights of such third party, KindredBio shall also reimburse Elanco for its reasonable costs and expenses directly arising from such defense and shall otherwise indemnify Elanco in respect of such claims. To the extent third party claims of infringement, arise from Elanco’s uses of or modification of the Licensed IP outside of the uses set forth hereunder, KindredBio shall not be obligated to reimburse or indemnify Elanco, and Elanco shall reimburse KindredBio for its reasonable costs and expense, arising from such defense and shall otherwise indemnify and hold KindredBio harmless in respect of such claims.

o.Joint Steering Committee: The Parties shall install a joint steering committee.

p.Right of Last Refusal: KindredBio shall have a right of last refusal to manufacture [*] of Elanco’s other [*]products (to be agreed upon by the Parties in the Final License Agreement). The right of last refusal is subject to KindredBio’s manufacturing site having appropriate certifications and standards as required for the products at the time the offer is made and shall exclude any rights with respect to manufacture of any products where (a) Elanco manufactures themselves or (b) where the third party licensor of patents, pending patent applications, formulations, proprietary processes, methods, know-how or other intellectual property rights will also serve as the manufacturer of such product.

q.Technology: The [*]known as KIND-030 (as described in the patent application [*]) and its fully [*]derivatives to be used in connection with the development and production of the Products.

r.Term: The term of the license granted hereunder shall begin upon execution of this Letter Agreement and shall continue until the earlier of (i) expiration or termination, or (ii) expiration of the last-to-expire of the patents covering the Licensed IP. If the term of the License Agreement ends in reference to item (ii), Elanco shall have a continuing, non-exclusive, perpetual, royalty-free license to continue to use the Licensed IP in the Field.

s.Termination: Each Party shall have the right to terminate the License Agreement in the event of the bankruptcy (and similar actions demonstrating insolvency) of the other party or a material breach by the other party; provided, that in the case of an alleged material breach, such alleged breaching Party shall have a reasonable opportunity to cure such breach after being provided written notice of such alleged breach. Additionally, Elanco may terminate the License Agreement for the reasons provided for in Exhibit A. Upon termination, Elanco shall discontinue use of and return or destroy all licensed materials.

t.Governing Law: The License Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of law provisions

2.Final License Agreement. The Parties shall use best efforts and negotiate in good faith to amend and restate the terms of this Letter Agreement to document all terms of the License Agreement in a final, definitive version of the License Agreement (the “Final License Agreement”) on substantially the same terms provided for in this Letter Agreement within [*] [*]following signing of this Letter Agreement (“Target Date”) and, in the event the Final License Agreement is not agreed by the Target Date, the parties will continue to use such efforts and negotiate in good faith with respect to the Final License Agreement. For the avoidance of doubt the execution of the Final License Agreement shall not be a condition for the continuance of the License Agreement
3.Product Advancement. KindredBio shall advance the project and work diligently and in order to achieve the Milestones as outlined in Exhibit A.
4.No Shop. As of the date of this Letter Agreement, KindredBio shall not, and shall cause its Affiliates and their respective directors, officers, employees, agents and representatives not to (a) solicit, initiate or encourage, directly or indirectly, any inquiries, discussions, proposals or offers for, (b) continue, propose or enter into any discussions or negotiations looking toward, (c) consider any proposal for, or (d) enter into any agreement or understanding providing for, in each case, any cooperation with respect to the development, manufacturing related to the Product (except in case of divestment or spinout of the manufacturing business) and/or sale of the Product and/or the Technology and/or the Licensed IP.
5.Assignment to Affiliates. Each party may assign any of its rights or obligations under this Letter Agreement and the License Agreement to any of its affiliates.
6.Access to Information. KindredBio shall provide, or cause to be provided, to Elanco and its representatives, full and prompt access to all of its offices, representatives and records to conduct such investigations and reviews reasonably relating to the Licensed IP as Elanco may reasonably request from time to time.
7.Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the date of this Letter Agreement and throughout the term of the License Agreement that: (a) it is duly incorporated or formed, validly existing, and in good standing; (b) it has taken all necessary actions on its part to authorize the execution, delivery, and performance of the obligations undertaken in the License Agreement, and no other corporate actions are necessary with respect thereto; (c) it is not a party to any agreement or understanding, and knows of no applicable law or third party rights, that would prohibit it from entering into and/or performing the License Agreement, or that would conflict with its performance of its obligations or the other Party’s exercise of its rights the License Agreement; (d) when executed and delivered by it, the License Agreement will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with the terms and conditions hereof; and (e) it shall perform its obligations hereunder in a timely, skillful, professional, scientific and workmanlike manner, in compliance with all applicable laws and applicable industry standards, by qualified personnel exercising care, skill and diligence consistent with commercially reasonable practices in the industry, and will devote commercially reasonable resources to meet its obligations hereunder.
8.Confidentiality. This Letter Agreement, the License Agreement and their terms are confidential and subject to the terms of that certain confidentiality agreement signed by KindredBio and Elanco on [*] and such terms established in the Final License Agreement. As such, this Letter Agreement and the License Agreement and their terms are not to be discussed with nor disclosed to any third party without Elanco’s express prior written consent, except as required by law.

9.Governing Law. This Letter Agreement and the License Agreement would be governed by the laws of the State of Delaware, without regard to its conflicts of law provisions.
10.Severability. If any term, provision, covenant or restriction contained in this Letter Agreement or the License Agreement that is intended to be binding and enforceable is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the binding terms, provisions, covenants and restrictions contained in this Letter Agreement or the License Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Letter Agreement as of the day and year first above written,

Elanco US Inc.

By:    /s/ Aaron Schacht_________________
Name:    Aaron Schacht
Title:    Exec Vice President – Innovation/Regulatory/Business Development
Date:    December 11, 2020

Kindred Biosciences Inc.

By:    /s/ Richard Chin__________________
Name:    Richard Chin
Title:    CEO
Date:    December 10, 2020

Exhibit A

[*]
Exhibit B: Elanco Net Sales Definition1

“Net Sales” shall mean [*]

1 [*]

Exhibit C: Definitions

COGS
COGS means the consolidated actual costs as a mix between standard cogs plus any incurred import duties or anything that is folded into cogs on a consolidated group base. The COGS shall be calculated at the then current [*], provided that COGS shall be calculated at a minimum of [*]% [*].

First Commercial Sale	First Commercial Sale means, with respect to a specified product, the first sale for end use or consumption of such product in such country after all required approvals have been granted by applicable regulatory authorities; provided, that sales for testing, marketing, sampling and promotional uses or clinical trials purposes shall not constitute a First Commercial Sale.
Commercially Reasonable Efforts
Commercially Reasonable Efforts shall mean, with respect to a Party, those efforts and resources, as applicable, relating to a certain activity or activities, including, without limitation, the development, manufacturing and commercialization of Products in accordance with such Party’s business, legal and scientific judgment, such efforts and resources to be in accordance with the efforts and resources the Party would use for a product owned by it, or to which it has rights, which is of similar market potential and at a similar stage in its product life.